Exhibit 10.23

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes only as of October 14, 2010, by and between CARR NP PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and TRIMBLE NAVIGATION LIMITED, a California corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to CarrAmerica Realty Operating Partnership, L.P.) and Tenant entered into that certain Lease dated as of May 11, 2005 (the “Existing Lease”), pursuant to which Landlord leases to Tenant certain premises (the “Premises”) in the buildings located at 510 DeGuigne Drive and 935 Stewart Drive, Sunnyvale, California (the “Buildings”).

B. Landlord and Tenant desire to amend the Existing Lease to extend the term of the Existing Lease and make certain other amendments to the Existing Lease, all subject to, and on the basis of, the terms, covenants and conditions hereinafter set forth. The Existing Lease, as amended by this Amendment, is referred to as the “Lease.”

NOW, THEREFORE, in consideration of the foregoing and the agreements of Landlord and Tenant herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Use of Defined Terms; Recitals; Effective Date.

1.1 Definitions; Recitals. All capitalized terms used and not defined herein shall have the defined meanings ascribed to them in the Existing Lease. The provisions of the Recitals above are fully incorporated herein by this reference.

1.2 Effective Date. Unless otherwise specifically provided herein, all provisions of this Amendment shall be effective as of the date of execution set forth under the signature of the last party to sign below.

2. Amendments to Lease. The Existing Lease is hereby amended as follows:

2.1 Term. The Term of the Lease is hereby extended until December 31, 2017 (which, for all purposes under the Lease, shall hereinafter be the “Termination Date”), unless earlier terminated pursuant to the terms and conditions of the Lease. The portion of the Term of the Lease commencing on the date immediately following the existing Termination Date (the “Extension Date”) and ending on December 31, 2017, shall be referred to herein as the “Extension Term”.

2.2 Base Rent. Effective as of January 1, 2011, Item 14 of the Schedule (set forth on pages i. through iii. of the Existing Lease) (the “Schedule”) shall be deleted and replaced in its entirety with the following:

“14. Base Rent:

Period	Monthly Base Rent	Annual Base Rent
January 1, 2011 through December 31, 2011	$169,426.28	$2,033,115.36
January 1, 2012 through December 31, 2012	$173,592.50	$2,083,110.00
January 1, 2013 through December 31, 2013	$178,800.28	$2,145,603.30
January 1, 2014 through December 31, 2014	$184,164.28	$2,209,971.40
January 1, 2015 through December 31, 2015	$189,689.21	$2,276,270.54
January 1, 2016 through December 31, 2016	$195,379.89	$2,344,558.66
January 1, 2017 through December 31, 2017	$201,241.28	$2,414,895.42

Notwithstanding the foregoing, Tenant shall be entitled to a credit against Base Rent in the amount of One Million Sixteen Thousand Five Hundred Fifty-Seven and 68/100 Dollars ($1,016,557.68) (“Base Rent Credit”), which shall be applied against the monthly installments of Base Rent for the six (6) month period beginning on January 1, 2011, and ending on June 30, 2011, in the amount of One Hundred Sixty-Nine Thousand Four Hundred Twenty-Six Dollars and 28/100 Dollars ($169,426.28) per month. The Base Rent Credit shall constitute an Inducement in accordance with Section 2.5 of the Existing Lease, provided that the amortization of the Base Rent Credit shall be over the six and one-half (6.5) year period beginning July 1, 2011, and ending on December 31, 2017.”

2.3 Renewal Options.

(a) Item 15 of the Schedule is hereby deleted and replaced in its entirety with the following:

“15. Renewal Options: Two (2) options to extend for a period of three (3) years each.”

(b) Section 31.1 of the Existing Lease is hereby deleted and replaced in its entirety with the following:

“31.1 Renewal Options. Subject to the terms and conditions set forth below, Landlord hereby grants to Tenant two (2) successive options to extend the Term of this Lease (each, a “Renewal Option”) for additional periods of three (3) years each (each, a “Renewal Term”). The second Renewal Option may be exercised only if the first Renewal Option has been duly exercised. Each Renewal Term shall be upon the same terms, covenants and conditions of this Lease, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent payable by Tenant during the Renewal Terms shall be as determined in accordance with Sections 31.3 and 31.4 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of each Renewal Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the second Renewal Term.”

2.4 Judicial Reference. Section 13.5 of the Existing Lease is hereby deleted and replaced in its entirety with the following:

“13.5 WAIVER OF TRIAL BY JURY; JUDICIAL REFERENCE. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 13.5 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 25.26 below. The venue of the proceedings shall be in the county in which the Premises is located. Within 10 days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 13.5, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises is located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law. The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 13.5. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 6 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 13.5 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.”

3. Alterations Allowance.

3.1 Upon Tenant’s written request and satisfaction of the conditions set forth in Section 3.2 below, Landlord will contribute to the cost of any Alterations that Tenant hereafter performs in the Premises pursuant to Section 5 of the Existing Lease up to a maximum amount of Four Hundred Sixteen Thousand Six Hundred Twenty-Two Dollars ($416,622.00) (calculated on the basis of $3.00 per rentable square foot in the Premises) (the “Alterations Allowance”). The Alterations Allowance may only be applied to the payment or reimbursement of documented “hard costs” of labor and materials and “soft costs” relating to the Alterations, together with any supervisory fee payable to Landlord pursuant to Section 5.1(c) of the Existing Lease. Tenant shall pay for all costs of Alterations in excess of the Alterations Allowance.

3.2 Provided that the Lease is then in full force and effect, Landlord shall pay the Alterations Allowance (or such portion thereof properly applied for by Tenant) to Tenant within thirty (30) days after satisfaction of each of the following conditions: (i) Tenant’s delivery to Landlord of invoices and other reasonably satisfactory evidence of the cost of the Alterations; (ii) with respect to any portion of the Alterations requiring a building permit, Tenant’s delivery to Landlord of a certificate issued by Tenant’s architect certifying, for the benefit of Landlord, that such portion of the Alterations has been completed in accordance with the plans approved by Landlord (excepting only minor field changes not inconsistent with the intent of such approved plans and any change orders approved by Landlord) and in compliance with all applicable Governmental Requirements; (iii) Tenant’s delivery to Landlord of lien releases, in statutory form, from the Tenant’s contractor, major subcontractors, and any other persons and entities providing work or materials covered by such statement who have given a preliminary 20-day notice in accordance with California Civil Code Section 3097; and (iv) Tenant’s delivery to Landlord of as-built plans and specifications for the Alterations, if appropriate (provided that, in all cases, Tenant shall deliver to Landlord reasonably detailed plans and specifications for its cabling).

3.3 If Tenant fails to submit reasonably satisfactory documentation requesting disbursement of the Alterations Allowance on or before the Termination Date (as such date may be extended), Landlord shall have no further obligation to provide the Alterations Allowance or any remaining balance thereof to Tenant, nor shall Tenant be entitled to any credit against Rent for any unused portion.

4. Discretionary Allowance. Provided that the Lease is then in full force and effect, Landlord shall pay Tenant the sum of One Million Six Hundred Sixty-Six Thousand Four Hundred Eighty-Eight and 00/100 Dollars ($1,666,488.00) (“Discretionary Allowance”) on or before January 15, 2011 which may be used by Tenant as reimbursement for the costs of work performed by or on behalf of Tenant in or to the Premises, or for any other purpose. The Discretionary Allowance shall constitute an Inducement in accordance with Section 2.5 of the Existing Lease, provided that the amortization of the Discretionary Allowance shall be over the six and one-half (6.5) year period beginning July 1, 2011, and ending on December 31, 2017.

5. Condition of Premises. Tenant acknowledges and agrees that its possession of the Premises commencing on the Extension Date is a continuation of Tenant’s possession of the Premises under the Existing Lease. Tenant is familiar with the condition of the Premises, and, except as expressly provided in this Amendment, Tenant agrees to accept the Premises as of the Extension Date in their existing condition, “as is”, without any obligation of Landlord to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever. As of the date of this Amendment, Tenant represents and warrants to Landlord that Tenant is not aware of any dangerous conditions or other defects existing in or about the Premises or the Project, and that, unless Tenant provides Landlord with written notice to the contrary prior to the Extension Date, such representation and warranty shall be true on and as of the Extension Date as if the same were made on and as of such date.

6. Permitted Use. Notwithstanding anything to the contrary contained in the Existing Lease, no portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Project or its use, operation or value.

7. Tenant’s Certification. Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, and Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default.

8. Real Estate Brokers. Tenant represents and warrants that Tenant has not had any dealings with any broker in connection with the negotiation or execution of this Amendment, other than Colliers International and CresaPartners Denver, Inc. Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all costs (including attorneys’ fees), expenses or liability for commissions or other compensation claimed by any other broker or agent claiming to have had dealings with Tenant in connection with this Amendment.

9. Miscellaneous.

9.1 Ratification. Except as modified by this Amendment, all of the terms, conditions and provisions of the Existing Lease, including, without limitation, Tenant’s obligation to pay Operating Cost and Tax Share Rent pursuant to Section 2 of the Existing Lease, shall remain in full force and effect and are hereby ratified and confirmed.

9.2 Conflict. To the extent the terms of the Existing Lease and this Amendment are inconsistent, the terms of this Amendment shall control.

9.3 No Offer. The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing

Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an amendment to the Existing Lease unless and until it has been executed and delivered by both Landlord and Tenant.

9.4 Time of the Essence. Time is of the essence for each and every provision of this Amendment.

9.5 Entire Agreement. This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant. Under no circumstances shall Tenant be entitled to any free rent, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Amendment.

9.6 Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

9.7 Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or by electronic mail in portable document format (“pdf”), and copies of this Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this Amendment containing said party’s original signature. All parties hereto agree that a faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the dates set forth below.

LANDLORD:

CARR NP PROPERTIES, L.L.C., a Delaware limited liability company

By:	/s/ John C. Moe

Name:	John C. Moe

Title:	Market Managing Director

Date of Execution:	October 14, 2010

TENANT:

TRIMBLE NAVIGATION LIMITED, a California corporation

By:	/s/ Steven W. Berglund

Name:	Steven W. Berglund

Title:	Chief Executive Officer

Date of Execution:	October 1, 2010

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